UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DOMTAR CORPORATION
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2011 ANNUAL REPORT

IT'S IN OUR FIBER

Meagan Walker
Senior Process Engineer
Ashdown, Arkansas

Domtar

WE’RE NOT JUST A FIBER COMPANY.

WE’RE A COMPANY OF FIBER.

OUR VISION

To be the leader in innovating fiber-based products, technologies, and services; committed to a sustainable and better future.

OUR MISSION

As a world-class industry leader we deliver the highest value to our customers, empower our employees to excel, and positively impact our communities.

OUR VALUES

AGILE Our industry is constantly changing. And we will be the ones leading the way. When we need to change course, we do it. We are doers, not talkers. But when we act, we act thoughtfully. We have the power to make decisions for the benefit of our company and our customers. We’re always looking for simpler, more efficient ways to work.

CARING The people of Domtar care for each other. We treat each other with compassion and respect. We look out for each other’s safety as well as our own. We never forget that our company is woven into the fabric of our communities, and we treat environmental stewardship as a sacred trust. We care deeply for our customers and invest ourselves fully in their success.

INNOVATIVE We always look to the future beyond the horizon. We’re never satisfied with things as they are; we always want to make them better, and we work together to do it. We bring our resourcefulness and creativity to bear for long-term success.

We relish challenges of all kinds, whether they come from our clients or from within, and never rest until we’ve solved them.

OUR STRATEGIC OBJECTIVES

TO GROW and find ways to become less vulnerable to the secular decline of uncoated freesheet paper demand.

TO REDUCE VOLATILITY

in our earnings profile by increasing the visibility and predictability of our cash flows.

TO CREATE VALUE

over time by using our capital wisely.

IT'S IN MY FIBER TO BE AGILE

Jan Martin
Events, Fulfillment & Communications Manager
Fort Mill, South Carolina

WE STRIVE TO LEAD OUR INDUSTRY BY CONTINUALLY IMPROVING THE WAY WE WORK.

We're living in an ever-changing business environment. Instead of viewing this as a threat, I see it as an opportunity for me to excel and look for new ways of doing things. I'm empowered to do this for the benefit of my colleagues, my team and the company.

Domtar has a powerful story to tell about our commitment to the environment, our products and services, and our customers, and I am excited about the new possibilities that our fiber can lead us to. I want to be part of this journey and I know my agility will be required.

Marianik Leduc, CA
Manager,
General Accounting
Montreal, Quebec

IT'S IN MY FIBER TO BE CARING

WE CARE ABOUT OUR CUSTOMERS, OUR COMMUNITIES AND EACH OTHER.

Being caring is holding the safety of our people and the environment above all else. It's coming to work each morning and knowing I can expect a positive and respectful atmosphere, where employee wellness is not viewed as an expense, but a true commitment. It's choosing to spread this mindset outside of the walls of Domtar, whenever I deal with customers and stakeholders. Our daily business decisions are interwoven with the future of our communities and our planet—we must never lose sight of this.

My work requires attention to detail and as a member of the corporate finance team, I am proud of my role and the service I offer my clients. It is motivating that Domtar offers me the opportunity to better myself, break new ground and thrive for years to come. This is the fiber of my company.

Delon Mucker
Process Tester,
H2 Paper Machine
Hawesville,
Kentucky

IT'S IN MY FIBER TO BE INNOVATIVE

WE ARE RESOURCEFUL, CREATIVE AND COLLABORATIVE.

We're already a leader in environmentally and socially responsible paper products; we're now developing strong, groundbreaking materials from fiber that have the potential to lead to promising new applications. None of this could be possible without teamwork and talking to clients to understand their own challenges, needs, and goals. It's not always about coming up with the boldest proposition—small improvements can make a big difference, and I'm on a daily mission to find them.

The Domtar brand brings a promise of quality. As a technician, I know it is important that I execute my tasks with precision every time. Being innovative in my work is about adapting to new ways of testing our products and this is what makes my job exciting!

SELECTED FINANCIAL FIGURES

(In millions of dollars, unless otherwise noted)

	2009	2010	2011
Consolidated sales	$5,465	$5,850	$5,612
Operating income (loss) per segment
Pulp and paper	650	667	581
Distribution	7	(3)	—
Personal care	—	—	7
Wood[1]	(42)	(54)	—
Corporate	—	(7)	4

Operating income	615	603	592
Net earnings	310	605	365
Cash flow provided from operating activities	792	1,166	883
Capital expenditures	106	153	144
Free cash flow[2]	686	1,013	739
Total assets	6,519	6,026	5,869
Long-term debt, including current portion	1,712	827	841
Net debt-to-total capitalization ratio[2]	35%	9%	12%
Total shareholders’ equity	2,662	3,202	2,972
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	43.2	43.2	40.2

1	Domtar sold its Wood business on June 30, 2010.
2	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com
3	Including employees from Attends Healthcare Limited (“Attends Europe”) which was acquired on February 29, 2012.

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	2

AT A GLANCE

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and adult incontinence products. The foundation of its business is a network of world-class wood fiber converting assets that produce papergrade, fluff and specialty pulp. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a fast-growing marketer of a complete line of incontinence care products and distributes washcloths marketed primarily under the Attends® brand name. Domtar owns and operates Ariva™, an extensive network of strategically located distribution facilities. In 2011, Domtar had sales of US$5.6 billion from nearly 50 countries. The Company employs approximately 9,100 people. To learn more, please visit www.domtar.com

2	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

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MESSAGE T0
SHAREHOLDERS	IT’S IN OUR FIBER

ur organization reported results beyond expectations again in 2011, a solid financial performance on par with our record 2010 results. We met or surpassed our annual targets on three out of four key performance indicators: profitability as measured by EBITDA, inventory turnover and customer satisfaction. While we remain one of the safest companies within our industry, we fell short of our occupational health and safety target with a total frequency rate of 1.37 in 2011. The safety of our employees is a core focus for Domtar, and even though we measure very well against the industry average, we aim to improve our performance year over year. We will pursue our efforts in 2012.

A year of great strides

Throughout 2011, we accomplished a great deal to position Domtar for the years to come. We completed several projects funded under the Canadian Pulp and Paper Green Transformation Program and acquired a business with high growth potential. Above all else, we reported solid earnings. Operationally, we maintained our volumes despite the 3.4% decline in uncoated freesheet paper industry shipments in North America and the softening in global pulp markets.

We also signed labor agreements at our largest Canadian mill and ratified a four-year master agreement covering 2,900 employees in eight mills and one converting site in the United States. With this ratification, some mills now have labor agreements in place through 2018.

In August, we expanded our range of EarthChoice papers to include unique specialty and book papers. We have the largest, most comprehensive line of environmentally and socially responsible papers in the North American uncoated freesheet business, selling nearly one million tons of Forest Stewardship Council™ (FSC®) certified paper in the past year.

In November, we rolled out the second phase of our award-winning PAPERbecause® campaign. The series of 30-second satirical clips has proven to be an effective means of promoting responsible paper use while highlighting the continued value of paper in our lives.

Because sustainability is an increasingly important aspect of consumers’ buying decisions, we launched the Domtar Paper Trail, a new environmental tool that offers customers the ability to view the environmental impacts of specific Domtar paper grades. The tool provides unmatched transparency and assists businesses and consumers in measuring their own impact on the environment. We took home the Environmental Strategy of the Year award at the 2011 Pulp and Paper International Awards in Brussels in large part because of the efforts we made in developing and promoting this innovative tool.

A step into consumer products

Executing on our long-term growth plans, last summer we acquired Attends Healthcare, Inc. (“Attends”) of Greenville, North Carolina—a business that develops, manufactures, markets and distributes adult incontinence care products sold primarily under the Attends brand. We subsequently acquired Attends Healthcare Limited (“Attends Europe”) in early 2012, consolidating our ownership of the brand on both sides of the Atlantic.

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	4

This measured entry into the consumer products market is driven by our quest to bring growth into Domtar’s business profile. With this acquisition, we have a strategic fit by way of integration with our nearby pulp mill in Plymouth, North Carolina. Our Lighthouse™ fluff pulp is used in the making of incontinence products, and the acquisition of Attends connects our mill to an end-product with favorable demographics that will drive demand growth for many years to come. The results are presented under our Personal Care segment and our commitment is to double the segment’s annual run-rate earnings by 2017.

“OUR PAPERbecause CAMPAIGN CONVEYS A STRONG MESSAGE ABOUT RESPONSIBLE PAPER USE. WE ARE AT A POINT IN HISTORY WHERE PEOPLE ARE GROWING CONCERNED ABOUT THEIR ENVIRONMENTAL FOOTPRINT. WE RESPECT THAT. ‘YOU DON’T NEED IT, YOU DON’T WASTE IT.’ PAPERbecause IS NOT JUST A UTILITARIAN DEFENSE OF PAPER, IT IS AN EXPRESSION OF THE EMOTIONAL CONNECTION THAT TAKES PLACE WHEN WE SEND A SIMPLE THANK YOU CARD. THE TRUTH IS THAT PAPER, FOR OVER 2,000 YEARS, HAS PROVEN TO BE AN EFFECTIVE MEANS OF COMMUNICATION. WHAT’S MORE, FOR PEOPLE CONCERNED ABOUT THE ENVIRONMENTAL IMPACT OF PAPER MAKING, WE HAVE A GREEN STORY TO TELL, SURPRISINGLY GREEN TO SOME. THIS IS THE ESSENCE OF OUR PAPERbecause CAMPAIGN."

Limitless possibilities through innovation

We are giving innovation a prominent role within Domtar. The inauguration of the CelluForce nanocrystalline cellulose (NCC) demonstration plant jointly owned with our partner FPInnovations opens new possibilities for our fiber. NCC is a molecular building block, otherwise known as a nano-component, extracted from wood fiber (pulp) that has outstanding strength and iridescent features that could take our business in new and exciting directions—far from traditional pulp and paper applications. Over the next two to three years, we will put our efforts into creating a customer base through R&D and market development.

We are also investing in other innovative projects, including lignin isolation with the LignoBoost technology at our Plymouth, North Carolina pulp mill. The project will allow us to debottleneck the pulp line and explore new revenue streams and new uses for the lignin we produce, in an effort to extract the maximum value from the wood fiber we consume in our mills.

Three strategic objectives

One of Domtar’s challenges comes from the expected decline in demand for uncoated freesheet in North America at 2-4% per year for the foreseeable future. Our communication papers, accounting for approximately 88% of Domtar’s consolidated sales, are subject to these secular demand declines while demand for our specialty and packaging papers trends in line with economic growth.

We are committed to keeping a balance between our supply and our customer demand in paper and will continue to look for opportunities to migrate the production of communication papers to specialty and packaging papers where possible. Alternatively, we will reduce paper-making capacity as demand warrants and look to repurpose those assets and associated revenue streams by selling the pulp on the market, converting to other pulp grades or by moving downstream to consume pulp internally in the manufacturing of other fiber-based products. This is our path for sustainable growth.

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In this context, Domtar has three key business objectives: (1) to grow and find ways to become less vulnerable to the secular decline of uncoated freesheet paper demand; (2) to reduce volatility in our earnings profile by increasing the visibility and predictability of our cash flows; and, (3) to create value over time by using our capital wisely.

Through a combination of organic growth and acquisitions, we aim to have $300 to $500 million of EBITDA (approximately 27-45% of 2011 EBITDA) generated from new business streams within five years.
Returning capital to shareholders

After completing our systematic debt pay down in 2010, we made a commitment to return the majority of free cash flow to shareholders. The combination of stock buybacks and dividends returned to shareholders amounted to $543 million or 73% of free cash flow in 2011.

In May, we announced a 40% increase in our quarterly dividend and also increased the authorization for stock buybacks to an aggregate of $600 million. Our solid financial performance in 2011 allowed us to pursue a more aggressive capital allocation policy.

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	6

Our intent is to continue on the same path in 2012, as evidenced by the second increase in our authorization to $1 billion that we announced in December 2011. In total, we repurchased $539 million or over 15% of the share count since program inception in May 2010.

Finally, Standard & Poor’s added us to the S&P 400 Mid Cap Index in May, recognizing our solid financial prospects and making Domtar an attractive investment to a broader range of investors.

“WITHOUT A CUSTOMER, A BUSINESS IS VERY MUCH A THEORETICAL CONCEPT. WE ARE DEEPLY ENGAGED TOWARDS BUILDING ON OUR CORE COMPETENCIES TO POSITION DOMTAR FOR THE FUTURE. SINCE 2007, WE HAVE BEEN THE LEADING UNCOATED FREESHEET MARKETER IN NORTH AMERICA, A POSITION THAT SERVES US WELL WITH THE INVALUABLE SUPPORT OF OUR CUSTOMERS. WHILE DEMAND IS IN DECLINE, PAPER REMAINS THE PLATFORM TO SUPPORT OUR FUTURE GROWTH. NEW BUSINESS STREAMS HAVE STARTED CONTRIBUTING TO OUR FINANCIAL PERFORMANCE, AND THIS WILL GRADUALLY SHIFT OUR PROFILE FOR LONG-TERM SUSTAINABILITY, ONE THAT WILL POSITION US TO THRIVE FOR MANY YEARS TO COME. NOT A REVOLUTION, BUT AN EVOLUTION. THE SUCCESSFUL EXECUTION OF OUR PERFORM-GROW-BREAK OUT STRATEGIC ROADMAP—WITH THE SUPPORT OF OUR BEST RESOURCE, OUR EMPLOYEES—WILL DRIVE THIS TRANSFORMATION.”

The Fiber of Domtar

We launched a significant initiative in September 2011 to help redefine our identity and establish our path forward. “The Fiber of Domtar” is the articulation of our vision to be the leader in innovating fiber-based products, technologies and services, committed to a sustainable and better future.

The artistic expression of this vision is captured on the opposite page, in the papercut tapestry depicting the roots of our legacy as well as our aspiration to build on the fiber of our people.

I am pleased with the enthusiasm generated by “The Fiber of Domtar” since the internal rollout. I hope to build on this initiative and our shared values of agility, caring and innovation to position Domtar as a global leader in fiber innovation.

Conclusion

We plan to continue breaking new ground in our business and the industry. We have a solid balance sheet and the financial flexibility to make sensible investments that fit our growth strategy.

Our journey of transformation from paper maker to fiber innovator is well underway. This journey will be the foundation of our long-term prosperity and value creation for our customers, employees, host communities and shareholders. Rediscover Domtar!

John D. Williams
President and Chief Executive Officer

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OUR NETWORK

Global reach, local roots

ur tapestry of fiber procurement, manufacturing, marketing and distribution operations is woven across North America, Europe and into parts of Asia.

We have a network of 13 wood fiber converting mills across North America that manufacture pulp and paper. This production system is supported by 15 converting and/or forms manufacturing operations, an extensive distribution network and regional replenishment centers. It includes Enterprise Group®, a Domtar business that primarily sells and distributes Domtar-branded cut-size business paper and continuous forms, as well as digital papers, converting rolls and specialty products.

In Asia, we are in the process of establishing a converting and distribution presence in southern mainland China, in the province of Guangdong. We also have a representative office in Hong Kong to provide customer service support to overseas pulp customers.

Our distribution business, Ariva, sells and distributes a wide range of paper products from Domtar and other manufacturers. Ariva serves a diverse customer base through 23 locations, primarily in the U.S. Midwest and Northeast, and Eastern Canada.

Our personal care business produces a wide range of adult incontinence products, marketed primarily under the Attends brand name, for the North American and European markets out of manufacturing facilities in Greenville, North Carolina (acquired in 2011) and Aneby, Jönköping County, Sweden (acquired in 2012).

HEAD OFFICE

Montreal, Quebec

PULP AND PAPER

Operations Center:

Fort Mill, South Carolina

Uncoated Freesheet:

Ashdown, Arkansas

Espanola, Ontario

Hawesville, Kentucky

Johnsonburg, Pennsylvania

Kingsport, Tennessee

Marlboro, South Carolina

Nekoosa, Wisconsin

Port Huron, Michigan

Rothschild, Wisconsin

Windsor, Quebec

Pulp:

Dryden, Ontario

Kamloops, British Columbia

Plymouth, North Carolina

Converting and Distribution—Onsite:

Ashdown, Arkansas

Rothschild, Wisconsin

Windsor, Quebec

Converting and Distribution—Offsite:

Addison, Illinois

Brownsville, Tennessee

Dallas, Texas

DuBois, Pennsylvania

Griffin, Georgia

Indianapolis, Indiana

Mira Loma, California

Owensboro, Kentucky

Ridge fields, Tennessee

Tatum, South Carolina

Washington Court House, Ohio

Guangzhou, Guangdong, China

Forms Manufacturing:

Dallas, Texas

Indianapolis, Indiana

Rock Hill, South Carolina

Regional Replenishment Centers (RRC)—United States:

Addison, Illinois

Charlotte, North Carolina

Garland, Texas

Jacksonville, Florida

Kent, Washington

Langhorne, Pennsylvania

Mira Loma, California

Regional Replenishment Centers (RRC)—Canada:

Mississauga, Ontario

Richmond, Quebec

Winnipeg, Manitoba

Enterprise Group:

58 locations in North America

Representative Office:

Hong Kong, China

DISTRIBUTION

Operations Center:

Covington, Kentucky

Ariva—Eastern Region:

Albany, New York

Boston, Massachusetts

Harrisburg, Pennsylvania

Hartford, Connecticut

Lancaster, Pennsylvania

New York, New York

Philadelphia, Pennsylvania

Southport, Connecticut

Washington, DC/Baltimore, Maryland

Ariva—Midwest Region:

Cincinnati, Ohio

Cleveland, Ohio

Columbus, Ohio

Covington, Kentucky

Dallas/Fort Worth, Texas

Dayton, Ohio

Fort Wayne, Indiana

Indianapolis, Indiana

Ariva—Canada:

Halifax, Nova Scotia

Montreal, Quebec

Mount Pearl, Newfoundland and Labrador

Ottawa, Ontario

Quebec City, Quebec

Toronto, Ontario

PERSONAL CARE

Operations Center:

Greenville, North Carolina

Attends North America—

Manufacturing and Distribution:

Greenville, North Carolina

Attends Europe—Manufacturing,

R&D and Distribution:

Aneby, Sweden

Attends Europe—

Direct Sales Organizations:

Boxmeer, The Netherlands

Espoo, Finland

Keerbergen, Belgium

Newcastle Upon Tyne, United Kingdom

Oslo, Norway

Pasching, Austria

Rheinfelden, Switzerland

Schwalbach am Taunus, Germany

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	8

Hong Kong
Head Office
Montreal, QC
Operations Center – Pulp and Paper
Fort Mill, SC
Pulp and Paper Mills
Converting and/or
Forms Operations
Distribution, Supply
and Service Facilities
Representative Office
Operations Center – Distribution
Covington, KY
Ariva
Operations Center – Personal Care
Greenville, NC
Manufacturing and Distribution
Greenville, NC
Aneby, Sweden
Attends Sales Offices

LIST OF LOCATIONS AND CAPACITIES

PULP AND PAPER MILLS

Ashdown, AR
703,000 ST of paper per year
129,000 ADMT of pulp per year

Espanola, ON
77,000 ST of paper per year
117,000 ADMT of pulp per year

Hawesville, KY
578,000 ST of paper per year
100,000 ADMT of pulp per year

Johnsonburg, PA
369,000 ST of paper per year

Kingsport, TN
416,000 ST of paper per year

Marlboro, SC
351,000 ST of paper per year
46,000 ADMT of pulp per year

Nekoosa, WI
149,000 ST of paper per year
10,000 ADMT of pulp per year

Port Huron, MI
114,000 ST of paper per year

Rothschild, WI
138,000 ST of paper per year

Windsor, QC
646,000 ST of paper per year
54,000 ADMT of pulp per year

MARKET PULP MILLS

Dryden, ON
322,000 ADMT of pulp per year

Kamloops, BC
470,000 ADMT of pulp per year

Plymouth, NC
436,000 ADMT of pulp per year

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

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OUR PRODUCTS AND SERVICE SOLUTIONS

PULP AND PAPER

Our Pulp and Paper segment involves the manufacturing, sale and distribution of communication, specialty and packaging papers. We distribute our products to a variety of customers in the United States, Canada and overseas, including merchants, retail outlets, stationers, printers, publishers, converters and end-users. We sell a combination of private labels and well-recognized branded products such as Cougar, Lynx Opaque Ultra, Husky Opaque Offset, First Choice, and Domtar EarthChoice Office Paper, part of our Forest Stewardship Council certified family of environmentally and socially responsible papers. Domtar is the largest integrated marketer and manufacturer of uncoated freesheet paper in North America.

Our Pulp and Paper segment also includes the marketing and distribution of softwood, fluff and hardwood market pulp, produced in excess of our internal requirements for papermaking. This pulp is dried and sold to customers overseas, in the United States and in Canada. The sales to most overseas customers are made directly or through commission agents, while we sell to customers in North America mainly through a North American sales force. Domtar is the third largest market pulp producer in North America, and the seventh largest in the world.

Market Conditions

PAPER

In 2011, 10 million short tons of uncoated freesheet paper was manufactured in North America, which represents a 3.1% decline over the previous year. Demand represented 10.1 million short tons over the same period, a 3.5% decrease when compared to 2010. Global demand for uncoated freesheet was approximately 45.2 million short tons, a 0.02% increase compared to the previous year.

PULP

North American production of chemical market pulp was 15.5 million metric tons in 2011, a 2% increase when compared to 2010. Global production of chemical market pulp in 2011 was approximately 53.1 million metric tons, which represents a 4.5% increase when compared to the previous year.

North American demand has been declining at a rate of approximately 3.9% per year since 2000, while global demand has been increasing at a rate of approximately 0.3% per year since 2000. According to RISI, global demand is forecasted to grow at an annual rate of 1.6% over the next five years, buoyed by stronger demand in Southeast Asia and Eastern Europe.

Pulp bales Kamloops, British Columbia

DOMTAR IN NUMBERS

PAPER

Uncoated freesheet production capacity of approximately 3.5 million short tons

Paper production capacity:

U.S.: 78% Canada: 22%

Shipments of paper products:

Communication: 88%

Specialty and packaging: 12%

Pulp and paper segment sales by region:

U.S.: 77% Canada: 10% Other: 13%

Source: All figures from Pulp and Paper Products Council (PPPC) unless otherwise indicated.

PULP

Capacity to sell approximately 1.7 million metric tons

(ADMT) of trade pulp

Trade pulp production capacity:

U.S.: 43% Canada: 57%

Shipments of pulp:

Softwood: 57%

Fluff: 24%

Hardwood: 19%

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REVIEW

•

Sales decreased by 2% to $4.760 billion compared to 2010. This decrease was mainly driven by lower shipments in both pulp and paper, due to the closure of our Columbus, Mississippi mill and the sale of the Woodland, Maine market pulp mill in 2010.

•	EBITDA before items increased by 0.6% to $1.088 billion compared to 2010.

•	Capital expenditures stood at $133 million, representing a 6% decrease from 2010, mostly due to major capital projects in 2010.

•	Health and safety performance as measured by the total frequency rate (TFR) improved by 3.1% compared to the previous year.

KEY FIGURES

Year ended December 31	2009	2010	2011
(In millions of dollars, unless otherwise noted)
Sales (including sales to Distribution)	4,632	5,070	4,953
Operating income	650	667	581
Depreciation and amortization	382	381	368
EBITDA before items*	652	1,082	1,088
Capital expenditures	93	142	130
Total assets	5,538	5,088	4,874
Paper shipments (‘000 ST)	3,757	3,597	3,534
Pulp shipments (‘000 ADMT)	1,539	1,662	1,497

*	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

HIGHLIGHTS

•	Announced the opening of a paper converting, sales and distribution business in southern China in Guangzhou, Guangdong, where the largest concentration of commercial printers in China can be found.

•

Announced the installation of the LignoBoost technology at Domtar’s Plymouth, North Carolina mill. A world first, the technology will allow for the extraction and isolation of lignin and will bring benefits to the Plymouth Mill by increasing pulp production by approximately 6%. The lignin separated from the black liquor will allow us to explore new revenue streams and new uses for a product we currently burn in our recovery boilers.

•

Expanded the range of EarthChoice papers to include specialty papers used for bandage wraps, popcorn bags, candy wrappers, sugar pouches, hamburger wrap and a wide range of other everyday applications. Also, Domtar Tradebook™ paper was Forest Stewardship Council certified and renamed EarthChoice Tradebook™. As a result, Domtar continues to offer the largest, most comprehensive line of environmentally and socially responsible papers in the North American uncoated freesheet business, selling nearly one million tons of Forest Stewardship Council certified paper in 2011.

•

Launched the Domtar Paper Trail (www.domtarpapertrail.com), an online calculator that develops personalized reports measuring the impact of Domtar paper products across five categories including water usage, greenhouse gas emissions and renewable energy usage. This innovative tool also illustrates how Domtar’s environmental performance compares to the industry. Domtar took home the Environmental Strategy of the Year award at the 2011 Pulp and Paper International (PPI) Awards in Brussels, Belgium, in part due to the industry-leading transparency the Paper Trail provides.

•

Ratified a four-year master agreement with the United Steelworkers covering approximately 2,900 employees at eight pulp and paper mills and one converting site in the United States. As a result of this agreement, all employees not currently grandfathered under the existing defined benefit pension plans, will transition to a defined contribution pension plan for future service.

•	Closed one paper machine at the Ashdown, Arkansas mill and sold the permanently closed Prince Albert, Saskatchewan mill.

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DISTRIBUTION

Our Distribution segment involves the purchasing, warehousing, sale and distribution of our paper products, as well as those of other manufacturers. We distribute our products to a wide and diverse customer base, including small, medium and large commercial printers, publishers, quick copy firms, catalog and retail companies and institutional entities. These products include business, printing and digital papers, including substrates such as pressure-sensitives and synthetics, packaging equipment and materials, as well as printing supplies.

ARIVA IN NUMBERS

Network of 23 paper distribution facilities located across the United States and Canada

Sells approximately 0.6 million tons of paper annually from over 60 suppliers around the world

Domtar products represent approximately 30% of total products sold

Sales per region:

U.S.: 63% Canada: 37%

Distribution:

From warehouse: 51% Mill-direct deliveries: 49%

REVIEW

•	Sales decreased by 10% to $781 million compared to 2010, mostly due to a 14% decrease in product deliveries, including the sale and closure of two businesses.

•	EBITDA before items was unchanged at $2 million compared to 2010.

•	Health and safety performance as measured by the total frequency rate (TFR) stood at 3.03, an increase from the previous year.

HIGHLIGHTS

•	Achieved strong double-digit growth in sales of digital paper products.

•	Further improved working capital management including a 17% improvement in inventory turns compared to the previous year.

•	Invested in new skills and digital and packaging specialists, laying the groundwork for future expansion in these areas in the years to come.

•	Continued business restructuring including headcount reduction, extensive leadership team change, centralization of procurement, facility consolidation and expense control.

•	Sold Contract Paper Group business and shut down the International Sales Group.

•	Completed the preparation phase for the implementation of a new Enterprise Resource Planning (ERP) system, to be rolled out in 2012.

KEY FIGURES

Year ended December 31	2009	2010	2011
(In millions of dollars, unless otherwise noted)
Sales	873	870	781
Operating income (loss)	7	(3)	—
Depreciation and amortization	3	4	4
EBITDA before items*	12	2	2
Capital expenditures	1	2	2
Total assets	101	99	84

*	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	12

PERSONAL CARE

Our Personal Care segment involves the manufacturing, sale and distribution of adult incontinence products. The products are distributed in four channels: acute care, long-term care, homecare, and retail. We sell a combination of branded and private label briefs, protective underwear, underpads, pads and washcloths. We are a fast-growing supplier of adult incontinence products sold to North American hospitals (acute care) and nursing homes (long-term care), and we have a strong and growing presence in the domestic homecare and retail channels.

ATTENDS IN NUMBERS

ATTENDS NORTH AMERICA

Manufacturing and distribution:

Greenville, North Carolina

Employees: 330

Sales1: $71 million

EBITDA1 : $12 million

ATTENDS EUROPE2

Manufacturing, distribution and R&D:

Aneby, Sweden (with two distribution facilities in Scotland and Germany)

Employees: 413

Estimated run-rate sales: €140 million

Estimated run-rate EBITDA: €23 million

REVIEW

•	Sales stood at $71 million in 2011 for the four-month period ending December 31, 2011.

•	EBITDA before items stood at $12 million for the four-month period ending December 31, 2011.

HIGHLIGHTS

•	Completed the acquisition of Attends Healthcare, Inc. (“Attends”) on September 1, 2011 and formed the Personal Care segment.

•	Completed the acquisition of Attends Healthcare Limited (“Attends Europe”) on February 29, 2012.

KEY FIGURES

Four months ended December 31	2011
(In millions of dollars, unless otherwise noted)
Sales	71
Operating income	7
Depreciation and amortization	4
EBITDA before items*	12
Capital expenditures	—
Total assets	458

*	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

1	Domtar formed its Personal Care segment with the acquisition of Attends as of September 1, 2011.
2

Domtar announced on January 26, 2012 the signing of a definitive agreement for the acquisition of privately-held Attends Healthcare Limited (“Attends Europe”). The acquisition was completed on February 29, 2012.

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ADULT	GROWING IN A GROWING MARKET
INCONTINENCE
MARKET

	g Feminine Hygiene	g Light	g Moderate	g Heavy	g Severe

Consumer profile (Generalized)	• 10-60 yrs old • Active • Female	• 35-55 yrs old • Active • Mostly female	• 45-65 yrs old • Health impedes lifestyle • Mostly female	• +65 yrs old • Low activity • Male & female	• Elderly and disabled • Immobile • Male & female

Product preference	Fem-Hy pads	Bladder control (Pads, liners, guards)	Protective underwear	• Briefs • Protective underwear	• Briefs • Underpads

Primary channel	Retail	Retail	• Retail • Homecare	• Long-term care • Homecare	• Long-term care • Acute

Primary purchaser	Self	Self/caregiver	Caregiver/self	Healthcare facility	Healthcare facility

Primary purchase decision driver	n/a	Quality & price	Quality	Price (Quality as a cost saver)	Price (Quality as a cost saver)

Primary payor	Self pay/cash	Self pay/cash	Medicaid	Medicaid	Medicare

MARKET PENETRATION OF INCONTINENCE PRODUCTS IS ESTIMATED TO BE ABOUT

30-35%

OF THE POTENTIAL.

INCONTINENCE AFFECTS

5-7%

OF THE WORLD'S POPULATION.

GLOBAL ADULT INCONTINENCE PRODUCT SALES

(In billions of U.S. dollars)

The Japanese market is projected to reach $1.6 billion by 2015.

The European market is forecast to reach $4.9 billion by 2015, registering a 3.5% average growth rate over the period 2007-2015.

$8.8 B
4%
$7.4 B
EUROPE
NORTH AMERICA
REST OF WORLD
2010
2015
Forecast

The global adult incontinence market totals approximately **$8 billion**, and is growing at about **4% annually**.

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Baby boomers began to turn 65 in 2011, with the number of Americans age 65 and older more than doubling to 71 million by 2030, representing 20% of the U.S. population.

è	The European population of 65+ years will increase by 27 million between 2010-2030.

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CORPORATE GOVERNANCE AND MANAGEMENT

OMTAR’S MANAGEMENT COMMITTEE AND BOARD OF DIRECTORS ARE COMMITTED TO THE SUSTAINABILITY OF THE BUSINESS AND TO UPHOLDING THE HIGHEST STANDARDS OF ETHICAL AND SOCIALLY RESPONSIBLE BEHAVIOR. THEY ARE RESPONSIBLE FOR THE OVERALL STEWARDSHIP OF THE COMPANY AND ENSURING THAT DECISIONS ARE TAKEN IN THE BEST INTERESTS OF DOMTAR AND ITS SHAREHOLDERS. THEY WORK CLOSELY TOGETHER IN DEVELOPING AND APPROVING BUSINESS STRATEGIES AND MATERIAL CORPORATE ACTIONS WHILE ALWAYS TAKING INTO ACCOUNT THE ECONOMIC, SOCIAL AND ENVIRONMENTAL IMPACTS OF THEIR DECISIONS. THEY ARE ALSO CONSTANTLY ASSESSING THE VARIOUS RISKS AND OPPORTUNITIES FACING THE COMPANY WHILE ENSURING STRICT COMPLIANCE WITH LAWS AND ETHICAL GUIDELINES.

Domtar’s commitment to sustainability and high standard of conduct governs the company’s relationships with customers, suppliers, shareholders, competitors, host communities, and employees at every level of the organization. This standard is outlined in Domtar’s Code of Business Conduct and Ethics applicable to all employees, including officers. The Board also adheres to its own Code as well as to the Corporate Governance Guidelines set by the New York and Toronto stock exchanges.

For complete information on Domtar’s policies, procedures and governance documents, please visit domtar.com/en/corporate

MANAGEMENT COMMITTEE

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BOARD OF DIRECTORS

1

In accordance with our Corporate Governance Guidelines, W. Henson Moore and Michael R. Onustock will not stand for re-election at Domtar’s 2012 Annual Shareholder Meeting, having reached the retirement age of 72.

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PAPER because

print is an art form — sustainability is the only business model that will survive — learning is more rewarding on paper — the cloud can put all your files at your fingertips, just so long as you have a printer — all this social media might be making us less social — bringing in the mail is one of the few things we still all have in common — only tracking your finances online is a good way to lose track of your finances — learning something new deserves all your attention — it’s easier to learn on paper — new customers are worth much more than the price of postage — it’s one of the most recycled products on the planet — it’ll be remembered longer on paper — opening a nice envelope is surprisingly exciting

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	18

omtar’s campaign to promote the sustainability and utility of responsible paper use continued to garner industry recognition in 2011, with channel partners also coming on board to help carry the message of paper’s enduring value in a digital age to a wider audience.

In October 2011, the Graphic Arts Show Company (GASC) awarded the campaign its “Positively Print” honor. The Positively Print program showcases creative and effective print advocacy campaigns in the graphic communications industry. PAPERbecause also took home the Promotional Campaign of the Year-Environmental Message award at the Pulp and Paper International (PPI) Awards 2011 ceremony held in Brussels, Belgium in November. The award recognized the campaign’s featured short films and print ads for their use of humor to engage audiences.

These awards add to a long list of honors that PAPERbecause had received in its 2010 launch year. This included Best in Show at the ACE Awards, Best of Category in the Business Marketing Association’s B2 Awards, a NAMMU 2010 Environmental Award, as well as recognition from both the Association of Independent Creative Editors and the Printing Industry of the Carolinas.

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DOMTAR CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization.” Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and our overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of items considered by management as not reflecting our current operations. Management uses these measures, as well as “EBITDA” and “Free cash flow”, to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings provides for a more complete analysis of the results of operations. Net earnings and Cash flow provided from operating activities are the most directly comparable GAAP measures.

			2009	2010	2011
Reconciliation of “Earnings before items” to Net earnings
	Net earnings	($)	310	605	365
(-)	Alternative fuel tax credits	($)	(336)	(18)	—
(-)	Cellulose biofuel producer credits	($)	—	(127)	—
(-)	Reversal of valuation allowance on Canadian deferred income tax balances	($)	—	(100)	—
(+)	Impairment and write-down of PP&E1	($)	43	34	53
(+)	Closure and restructuring costs	($)	44	20	33
(-)	Net losses (gains) on disposals of PP&E1 and sale of businesses	($)	(9)	29	(3)
(+)	Impact of purchase accounting	($)	—	—	1
(+)	Loss (gain) on repurchase of long-term debt	($)	(6)	28	3
(=)	Earnings before items	($)	46	471	452
(/)	Weighted avg. number of common and exchangeable shares outstanding (diluted)	(millions)	43.2	43.2	40.2
(=)	Earnings before items per diluted share	($)	1.06	10.90	11.24

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings
	Net earnings	($)	310	605	365
(+)	Equity loss, net of taxes	($)	—	—	7
(+)	Income tax expense (benefit)	($)	180	(157)	133
(+)	Interest expense, net	($)	125	155	87
(=)	Operating income	($)	615	603	592
(+)	Depreciation and amortization	($)	405	395	376
(+)	Impairment and write-down of PP&E1	($)	62	50	85
(-)	Net losses (gains) on disposals of PP&E1 and sale of businesses	($)	(7)	33	(6)
(=)	EBITDA	($)	1,075	1,081	1,047
(/)	Sales	($)	5,465	5,850	5,612
(=)	EBITDA margin	(%)	20%	18%	19%
	EBITDA	($)	1,075	1,081	1,047
(-)	Alternative fuel tax credits	($)	(498)	(25)	—
(+)	Closure and restructuring costs	($)	63	27	52
(+)	Impact of purchase accounting	($)	—	—	1
(=)	EBITDA before items	($)	640	1,083	1,100
(/)	Sales	($)	5,465	5,850	5,612
(=)	EBITDA margin before items	(%)	12%	19%	20%

Reconciliation of “Free cash flow” to Cash flow provided from operating activities
	Cash flow provided from operating activities	($)	792	1,166	883
(-)	Additions to property, plant and equipment	($)	(106)	(153)	(144)
(=)	Free cash flow	($)	686	1,013	739

1	PP&E: Property, plant and equipment

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	20

(continued)			2009	2010	2011

“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	43	23	7
(+)	Long-term debt due within one year	($)	11	2	4
(+)	Long-term debt	($)	1,701	825	837
(=)	Debt	($)	1,755	850	848
(-)	Cash and cash equivalents	($)	(324)	(530)	(444)
(=)	Net debt	($)	1,431	320	404
(+)	Shareholders’ equity	($)	2,662	3,202	2,972
(=)	Total capitalization	($)	4,093	3,522	3,376
	Net debt	($)	1,431	320	404
(/)	Total capitalization	($)	4,093	3,522	3,376
(=)	Net debt-to-total capitalization	(%)	35%	9%	12%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings, Operating income or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES BY SEGMENT

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of items considered by management as not reflecting our ongoing operations. Management uses these measures to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

					Pulp and Paper			Distribution			Personal Care[1]			Corporate
					2009	2010	2011	2009	2010	2011	2009	2010	2011	2009	2010	2011
Reconciliation of Operating income (loss) to “Operating income (loss) before items”
	Operating income (loss)	($	)		650	667	581	7	(3)	—	—	—	7	—	(7)	4
(-)	Alternative fuel tax credits	($	)		(498)	(25)	—	—	—	—	—	—	—	—	—	—
(+)	Impairment and write-down of PP&E2	($	)		62	50	85	—	—	—	—	—	—	—	—	—
(+)	Closure and restructuring costs	($	)		52	26	51	2	1	1	—	—	—	—	—	—
(-)	Net losses (gains) on disposals of PP&E2 and sale of businesses	($	)		4	(17)	3	—	—	(3)	—	—	—	(3)	2	(6)
(+)	Impact of purchase accounting	($	)		—	—	—	—	—	—	—	—	1	—	—	—
(=)	Operating income (loss) before items	($	)		270	701	720	9	(2)	(2)	—	—	8	(3)	(5)	(2)

Reconciliation of “Operating income (loss) before items” to “EBITDA before items”
	Operating income (loss) before items	($	)		270	701	720	9	(2)	(2)	—	—	8	(3)	(5)	(2)
(+)	Depreciation and amortization	($	)		382	381	368	3	4	4	—	—	4	—	—	—
(=)	EBITDA before items	($	)		652	1,082	1,088	12	2	2	—	—	12	(3)	(5)	(2)
(/)	Sales	($	)		4,632	5,070	4,953	873	870	781	—	—	71	—	—	—
(=)	E25TDA margin before items		(	%)	14%	21%	22%	1%	—	—	—	—	17%	—	—	—

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP.

It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

1	On September 1, 2011, the Company acquired 100% of the shares of Attends Healthcare, Inc.
2	PP&E: Property, plant and equipment

21	DOMTAR_2011 Annual Report_IT’S IN OUR FIBER

SHAREHOLDER INFORMATION

Dividend Policy

Subject to approval by its Board of Directors, Domtar pays a quarterly dividend on its common stock (NYSE: UFS) (TSX: UFS) and on its exchangeable shares (TSX: UFX) to stockholders of record on the 15th day of March, June, September and December.

Dividend History

Year ended 2011

Declared	Record Date	Payable Date	Amount
Nov. 2, 2011	Dec. 15, 2011	Jan. 17, 2012	US$	0.35
Aug. 3, 2011	Sept. 15, 2011	Oct. 17, 2011	US$	0.35
May 4, 2011	June 15, 2011	July 15, 2011	US$	0.35
Feb. 23, 2011	March 15, 2011	April 15, 2011	US$	0.25

Shareholder Services

For shareholder related services, including estate settlement, lost stock certificates, change of name or address, stock transfers and duplicate mailings, please contact the transfer agent at:

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

Toll Free: 1-877-282-1168

Outside of U.S.: 781- 575-2723

www.computershare.com

Canadian shareholders should contact the transfer agent at:

Computershare Investor Services Inc.

100 University Avenue, 9th Floor

Toronto, ON M5J 2Y1 Canada

Toll Free: 1-866-245-4053

Fax: 1-888-453-0330

service@computershare.com

SEDAR™ files should be sent to: e3filing@computershare.com

Stock Exhange Information

Domtar Corporation common stock is traded on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “UFS”. Domtar (Canada) Paper Inc. exchangeable shares are traded on the Toronto Stock Exchange under the symbol “UFX”.

Requests for information

For additional copies of the Annual Report or other financial information, please contact:

Corporate Communications and Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6 Canada

Tel.: 514-848-5555

Voice Recognition: “Investor Relations”

Email: ir@domtar.com

Website

www.domtar.com

Electronic versions of this Annual Report, SEC filings and other company publications are available through the corporate website.

2012 Tentative

Earnings Calendar

First Quarter:

Thursday, April 26, 2012

Second Quarter:

Friday, July 27, 2012

Third Quarter:

Thursday, October 25, 2012

Fourth Quarter:

Friday, February 1, 2013

Annual Meeting

Domtar Annual Meeting of Stockholders

May 2, 2012, Montreal, Quebec

Montreal Museum of Fine Arts

Claire and Marc Bourgie Pavilion

1339 Sherbrooke Street West

Montreal, QC H3G 1J5 Canada

DOMTAR_2011 Annual Report_IT’S IN OUR FIBER	22

PRODUCTION NOTES

Paper

Cover printed on 80 lb. Cougar® Cover,

Smooth Finish, FSC® certified

Insert printed on 60 lb. Cougar® Text,

Smooth Finish, FSC® certified

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster 6-color CD 102 press with in line coater and full inter-deck and end of press extended delivery UV drying systems.

ON THE COVER:

Meagan Walker, Senior Process Engineer, Ashdown, Arkansas is holding an image of a papercut tapestry produced by artist Kevin Jay Stanton on Domtar Cougar® paper entitled “The Fiber of Domtar”. This visual representation articulates Domtar’s vision, mission and values, and depicts the roots of our legacy and our aspiration to build on the fiber of our people.